Exhibit 23.1

Consent of Independent Registered Public Accountants

Board of Directors

Mid-Wisconsin Financial Services, Inc.

Medford, Wisconsin

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-37264) and Form S-3 (No. 333-138229) of Mid-Wisconsin Financial Services, Inc. of our report dated March 19, 2012 relating to the consolidated balance sheets of Mid-Wisconsin Financial Services, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which appears in the December 31, 2011, Form 10-K of Mid-Wisconsin Financial Services, Inc.

WIPFLI LLP

Wipfli LLP

March 19, 2012

Oak Brook, Illinois